                                                                    EXHIBIT 99.1

[HORIZON LOGO]

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: October 22, 2004

FOR IMMEDIATE RELEASE

       HORIZON BANCORP ISSUES $10.0 MILLION OF TRUST PREFERRED SECURITIES

Michigan City, Indiana (October 22, 2004) -- Horizon Bancorp ("Horizon") (NASDAQ: HBNC) today announced it has raised $10.0 million through a private placement of trust preferred securities. The trust preferred securities were issued by a special purpose trust subsidiary as part of a pooled transaction with other financial institutions.

The trust preferred securities will mature in 30 years and bear an initial interest rate of 4.05% per annum. The rate will adjust quarterly to three-month LIBOR plus 1.95%. Interest on the securities is payable quarterly in arrears. Horizon may redeem the trust preferred securities, in whole or in part, on or after November 23, 2009, or earlier upon the occurrence of certain events.

The proceeds of the trust preferred offering qualify as Tier 1 capital for bank regulatory purposes, up to 25% of total Tier 1 capital. Any amounts that do not qualify as Tier 1 capital will qualify as Tier 2 capital.

"This offering provides Horizon with long term funding which not only supplements our regulatory capital, but also provides additional funding for future growth opportunities," stated Craig M. Dwight, President and Chief Executive Officer of Horizon.

Horizon expects to use the net proceeds from the offering for general corporate purposes, including providing funding for new market expansion and leveraging the additional Tier 1 capital through expansion of the investment portfolio.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE TRUST PREFERRED SECURITIES.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southern Michigan. Horizon offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

                                    - MORE -

Pg. 2 Cont. Horizon Trust Preferred Securities

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                                      # # #